STATE OF DELAWARE
                                                  SECRETARY OF STATE
                                                  DIVISION OF
                                                  CORPORATIONS
                                                  FILED 09:01 AM
                                                  08/30/2002
                                                  020531522 - 0811580

            RESTATED CERTIFICATE OF INCORPORATION
                              OF
                     LINK PLUS CORPORATION

This Restated Certificate of Incorporation was duly adopted in accordance with Section 245 of the Delaware General Corporation Law to restate, integrate and further amend the Certificate of Incorporation of LINK PLUS CORPORATION (the "Corporation"), which was originally named "Universal Marketing Systems, Inc." pursuant to the Corporation's original Certificate of Incorporation that was filed with the Secretary of State on April 18, 1975.

FIRST:   The name of the corporation is "Link Plus Corporation".

SECOND: The address, including street, number, city and county, of the Resident Agent in the State of Delaware is 2711
Centerville Road, Suite 400, Wilmington, New Castle County,
Delaware 19808,; and the name of that Registered Agent is Corporation Service Company.

THIRD:   The nature of the business and of the purposes to be
Conducted and promoted by the Corporation is as follows:

   1. To engage in consulting and advisory work in connection with the organization, financing, management, operation and reorganization of industrial, manufacturing and commercial enterprises of all kinds.

   2. To promote any lawful purpose, to carry on any lawful business, to engage in any lawful act or activity, and to have and exercise all rights and powers conferred by the Delaware General
Corporation Law.

FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue is fifty million
(50,000,000) shares of common stock, all of one class and all with a par value of one cent ($0.01) per share.

FIFTH:   The following provisions are hereby adopted for the purpose of defining, limiting and regulating the powers of the corporation and of the Directors and Stockholders:

   1. The Board of Directors shall have the power by resolution or resolutions to determine and authorize, from time to time and without any action or approval of the stockholders


          Exhibit 3.1 - Pg. 1



other than as may be required under the By-Laws or Section 242 of the General Corporation Law of the State of Delaware, the issuance, classification or reclassification of one or more classes of stock, or one or more series of stock within any class thereof, any or all of which classes may be of stock with par value or stock without par value, and to determine and specify '..he voting powers (including but not limited to full, limited or no voting powers), designations, preferences, relative, participating, optional and other rights, qualifications, limitations or restrictions, including but not limited to those dependent upon facts ascertainable outside the certificate of incorporation or the authorizing resolutions, of all such classes or series.

   2. Notwithstanding the incorporation of the Corporation prior to July 1, 1996, the Corporation elects to be governed by paragraph (2) of Section 141(c) of the General Corporation Law of the State of Delaware.

   3. The Corporation shall indemnify its directors and officers to the full extent permitted by the General Corporation, law of the State of Delaware now or hereafter in force, including but not limited to the advance of related expenses upon a determination by the Board of Directors or independent legal counsel (who may be the regular counsel for the Corporation) made :n accordance with applicable statutory standards. Upon authorization by the Board of Directors the Corporation may indemnify other employees or agents up to the same extent.

   4. No director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money or other damages except (a) to the extent that it is proved that such directors or officers actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such :director's or officer's action, or failure to act, was (i) the result of active and deliberate dishonesty, or (ii) intentionally wrongful, willful, or malicious and, in each such case, was material to the cause of action adjudicated in the proceeding.

   5. The Board of Directors will have the power and discretion to adopt, amend or repeal bylaws.



          Exhibit 3.1 - Pg. 2



SIXTH:  The duration of the corporation shall be perpetual.

The Board of Directors of the Corporation, by unanimous written consent given in accordance with the provisions of Section 141 (f) of the Delaware General Corporation Law, proposed this Restated certificate of Incorporation to the Stockholders, which then adopted them in the manner and by the vote prescribed by Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles to be executed and acknowledged by it President, who affirms that the foregoing is the act and deed of the Corporation.

Dated: August 16, 2002             ____/s/Donald C. Kolasch___ (SEAL)
                                   President
                                   Donald Kolasch



          Exhibit 3.1 - Pg. 3